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FOR IMMEDIATE RELEASE

                                          FOR INFORMATION CONTACT:
                        Investors:                 Media:
                        Karen Vahouny              David Kitchen
                        The Poretz Group           Director, Public Relations
                        karen@poretz.com           dkitchen@gigaweb.com
                        1 (703) 506-1778           1 (781) 792-2606

                                                   Giga Information Group
                                                   139 Main Street, 5th Floor
                                                   Cambridge, MA  02138
                                                   www.gigaweb.com
                                                   1 (617) 949-4900


        GIGA INFORMATION GROUP, INC. BOARD ADOPTS STOCKHOLDER RIGHTS PLAN


CAMBRIDGE, Mass. (February 18, 2000) -- Giga Information Group, Inc. (NASDAQ:
GIGX) today announced that its Board of Directors has adopted a Stockholder Rights Plan ("Plan") designed to protect company stockholders in the event of takeover activity that would deny them the full value of their investment.

Terms of the Plan provide for a dividend distribution of one right for each share of Common Stock of the Company to holders of record at the close of business on March 3, 2000. The rights will become exercisable only in the event, with certain exceptions, a person or group of affiliated or associated persons accumulates 15 percent or more of the Company's voting stock, or if a person or group announces an offer to acquire 15 percent or more. A stockholder who owns 15 percent or more of the Company's voting stock as of February 18, 2000 will not trigger this provision unless the stockholder thereafter acquires an additional one percent of more of the outstanding stock. The rights will expire on February 18, 2010.

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Giga Information Group Adopts Stockholder Rights Plan                     2-2-2

Each right will entitle the holder to buy one one-hundredth of a share of a new series of preferred stock at a price of $95. In addition, upon the occurrence of certain events, holders of the rights would be entitled to purchase either Company stock or shares in an "acquiring entity" at half of market value. Further, at any time after a person or group acquires 15 percent or more (but less than 50 percent) of the Company's outstanding voting stock, subject to certain exceptions, the Board of Directors may, at its option, exchange part or all of the rights (other than rights held by the acquiring person or group, which would become void) for shares of the Company's common stock, initially on a four-for-one basis.

The Company generally will be entitled to redeem the rights at $.01 per right at any time prior to the time there has been a public announcement of the acquisition of a 15 percent position in its voting stock, subject to certain exceptions.

Commenting on the Plan, Robert Weiler, Chairman of the Board and Chief Executive Officer, said, "The Board believes that the Rights Plan represents a sound and reasonable means of safeguarding the interests of stockholders. The Rights Plan seeks to ensure that stockholders realize the long-term value of their investment. The Rights Plan should encourage anyone seeking to acquire the Company to treat all stockholders equally and to negotiate with the Board prior to a takeover attempt."

ABOUT GIGA INFORMATION GROUP

Giga Information Group provides objective research, advice and continuous coaching on technology for e-Business. Giga's integrated suite of offerings helps clients make strategic decisions about the technologies, people and processes needed to excel in the new digital economy. Emphasizing close interaction between analysts and clients, Giga delivers support with the speed and scope necessary for e-Business.

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Giga Information Group Adopts Stockholder Rights Plan                     3-3-3

Giga began providing services in April 1996 and now has a global client base encompassing more than 1,100 organizations and over 120,000 licensed users. Its enterprise clients include companies that use, sell and invest in technology.

Headquartered in Cambridge, Massachusetts, Giga has 10 other offices covering the Americas and Europe. Giga is also represented by distributors in other areas of the world. The Company's Web site can be accessed at http://www.gigaweb.com. The Company's logo with the name Giga Information Group is a registered trademark of Giga Information Group, Inc.

                                      # # #

Statements that are not historical fact may be considered forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Consequently, actual events or results may differ materially from those expressed or implied by those set forth in such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company's ability to attract and retain highly skilled and experienced employees, ability to secure subscriptions to its services and to achieve and sustain high renewal rates, ability to effectively manage growth, ability to understand and anticipate market trends and develop and offer new products and services, significant competition from existing and new competitors, potential fluctuations in quarterly operating results, continued market acceptance and demand of Giga services, dependence on Internet infrastructure for access to GigaWeb and other risks as detailed from time-to-time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements as a result of new information, unanticipated events, or otherwise.


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